Exhibit 99.1

Date:                      April 12, 2007

Contact:                Steve Wells, Los Alamos National Bank President, 505-662-5171

For Immediate Release

Trinity Capital Corporation

Announces First Quarter Earnings for 2007

LOS ALAMOS, N.M., April 12, 2007— Trinity Capital Corporation (“Trinity”), the holding company for Los Alamos National Bank (“LANB”), Title Guaranty & Insurance Company and TCC Appraisal Services, announced preliminary unaudited earnings for the first quarter of 2007.

Unaudited net income for the first quarter of 2007 totaled $3.057 million or $0.46 diluted earnings per share, compared to $2.101 million or $0.32 diluted earnings per share for the same period in 2006, an increase of $956 thousand in net income and an increase of $0.14 in diluted earnings per share.  This increase in net income was primarily due to an increase net interest income of $1.026 million and a decrease in the provision for loan losses expense of $850 thousand.  The increase in net interest income was due to an increase in both the yield and the volume of the interest-earning assets of LANB, which was partially offset by increases in the cost and volume of interest-bearing liabilities.  The decrease in the provision for loan losses expense was indicated by the reserve for loan loss analysis.  In addition, non-interest expenses increased $343 thousand and non-interest income increased $32 thousand.  The increase in non-interest expense was mainly due to an increase in salaries and employee benefits expense.  Income tax expenses increased $609 thousand due to higher pre-tax income.

Trinity is a bank holding company with $1.355 billion in total assets and has 281 employees.  LANB is currently in its 44th year of operation, and offers financial services at its main office in Los Alamos, an office in White Rock and two offices in Santa Fe.  LANB also operates a network of 30 automatic teller machines throughout northern New Mexico.  Title Guaranty & Insurance Company offers its services from its offices in Los Alamos and Santa Fe.  TCC Appraisal Services offers its services from its office in Los Alamos.

This document contains, and future oral and written statements of Trinity and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Trinity. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of Trinity’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and Trinity undertakes no obligation to update any statement in light of new information or future events.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning Trinity and its business, including additional factors that could materially affect Trinity’s financial results, is included in Trinity’s filings with the Securities and Exchange Commission.

4